EXHIBIT 99-1

FOR IMMEDIATE RELEASE               CONTACT:   Teri Schrettenbrunner
                                               Corporate Communications Director
                                               (804) 287-6260


              CADMUS COMMUNICATIONS ANNOUNCES FIRST QUARTER RESULTS
                             ----------------------
        EARNINGS OF $0.17 PER SHARE RECORDED BEFORE RESTRUCTURING CHARGES

RICHMOND, VA (Nov. 2, 1999) - Cadmus Communications Corporation (Nasdaq/NM:
CDMS) today announced earnings before restructuring charges of $1.5 million, or $0.17 per share, for the first quarter of its fiscal 2000 year. Financial highlights for the three months ended September 30, 1999, were as follows:

     o net sales increased 25% to $124.8 million compared with $99.8 million last year;
     o net income, before restructuring charges, totaled $1.5 million, or $0.17 per share;
     o after-tax charges of $14.1 million, or $1.56 per share, were recorded for the quarter as part of the restructuring plan announced last month;
     o EBITDA, adjusted for the restructuring charges, rose 40% to $15.5 million compared with $11.1 million; and,
     o   strong cash flows resulted in a $16 million debt reduction.

"The results for the first fiscal quarter were in line with our earlier announcements," remarked C. Stephenson Gillispie, Jr., Cadmus' chairman, president, and chief executive officer. "Excluding the effect of the restructuring charges, first quarter earnings were adversely impacted by a net operating loss of $1.9 million from our point of purchase (POP) business unit, which we recently decided to close. The major portion of the charges recorded in the first quarter relates to the closure of this business, which we expect to complete next month. As anticipated, we will be recording an additional restructuring charge in the second quarter related to the completion of the POP closure and the other actions we are taking to focus our resources on the professional communications and specialty packaging markets. We continue to expect that these steps will be substantially complete by the end of fiscal 2000 and that the annual savings from these changes will total at least $6 million."

Gillispie continued, "One of our key goals for fiscal 2000 has been to reduce our financial leverage. EBITDA, excluding restructuring charges, rose 40% in the first quarter to $15.5 million. We were able to use our cash flow from operations to reduce debt by over $16 million during the quarter. We are committed to making the appropriate investments in our business units to support our future growth, but expect to generate sufficient funds in excess of our operating and capital investment needs to continue to reduce our total debt."

Bruce V. Thomas, executive vice president and chief operating officer, commented, "The gain in sales for the first quarter relates to continued strong internal growth from our specialty packaging business and the incremental contribution from the Mack Printing Group that we acquired in April of 1999. We are pleased with the benefits to-date of this acquisition and expect its positive impact to continue over the balance of this fiscal year. The sales force within our professional communications group has now been integrated; and as we effect the planned consolidation of redundant facilities and operations, we expect not only increased operating efficiencies but also renewed growth in net sales. In addition, our specialty packaging, technology solutions, and graphic solutions businesses recorded excellent year-to-year gains in net sales for the first quarter, extending the favorable momentum they achieved during fiscal 1999."

FISCAL FIRST QUARTER OPERATING RESULTS - DETAILED REVIEW
Net sales for the first quarter rose 25% to $124.8 million. Adjusted for the contribution from Mack and for divested operations, net sales increased 3% for the first quarter from $85.4 million to $87.7 million. The company continued to experience strong internal sales growth from its specialty packaging, technology solutions, and graphic solutions businesses. Professional communications sales were down slightly due to lower paper prices, changes in sales mix, and a lull in new business development activities as the Mack-CJS sales force was being integrated.

Operating income before restructuring charges increased 37% to $8.4 million from $6.1 million last year and adjusted operating margins improved to 6.7% of sales from 6.1% last year. EBITDA, adjusted for restructuring charges, totaled $15.5 million, up 40% from $11.1 million a year ago. Strong cash flow from operations (approximately $13 million), combined with proceeds from the sale of the Company's direct marketing operation, resulted in a reduction in total debt of $16 million for the quarter, leaving total debt at $259.5 million at the close of the quarter.

Net income for the first quarter, excluding restructuring charges, totaled $1.5 million, or $0.17 per share, compared with $2.5 million, or $0.31 per share last year. After restructuring charges, the Company recorded a net loss in the first quarter of $12.6 million, or $1.39 per share, compared to net income of $2.5 million, or $.31 per share, in the same period last year.

Restructuring charges recorded in the first quarter include the write-off of intangible assets related to the Company's POP business, the write-off of redundant manufacturing software resulting from the integration of Mack, and a net gain on the closure and divestiture of two marketing agencies. These charges totaled $16.6 million before taxes and $14.1 million after taxes. The Company expects an additional pre-tax charge in the second quarter of approximately $16 million to $21 million, related to the integration of Mack, the elimination of certain corporate and marketing communications sector administrative costs, and the completion of the POP business closure. Of the total pre-tax restructuring charges of $33 million to $37 million, cash charges will comprise approximately $4 million to $5 million.

Cadmus Communications Corporation provides customers with integrated, end-to-end communications solutions. The Company is organized around two primary markets:
Professional Communications, serving customers who publish information, and Marketing Communications, serving customers who convey marketing messages. Additional information about Cadmus is available at the Company's web site -

                                       ###

           "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to certain risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) the effective integration of recent acquisitions, (2) continuing competitive pricing in the markets in which the Company competes, (3) the gain or loss of significant customers or the decrease in demand from existing customers, (4) the ability of the Company to continue to obtain improved efficiencies and lower overall production costs, (5) changes in the Company's product sales mix, (6) the performance of new management and leadership teams in the Company and its divisions, (7) the impact of industry consolidation among key customers, (8) the ability of the Company to operate profitably and effectively with higher levels of indebtedness, and (9) the ability to retain key employees and managers in light of lower-than-planned incentives and benefits.

               CADMUS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)
                                   (Unaudited)


                                                   Three Months Ended
                                                      September 30,
                                                 ----------------------
                                                    1999         1998
                                                 ---------    ---------

Net sales                                        $ 124,757    $  99,784

Operating expenses:
     Cost of sales                                  98,915       79,035
     Selling and administrative                     17,451       14,624
     Restructuring charges                          16,590         --
                                                 ---------    ---------
                                                   132,956       93,659

Operating income (loss)                             (8,199)       6,125

Interest and other expenses:
     Interest                                        6,167        2,143
     Other, net                                       (428)        (134)
                                                 ---------    ---------
                                                     5,739        2,009


Income (loss) before income taxes                  (13,938)       4,116

Income tax expense (benefit)                        (1,305)       1,585
                                                 ---------    ---------

Net income (loss)                                $ (12,633)   $   2,531
                                                 =========    =========


Net income (loss) per share, assuming dilution   $   (1.39)   $     .31
                                                 =========    =========

Weighted-average common shares outstanding           9,080        8,206
                                                 =========    =========

                               SELECTED HIGHLIGHTS
               (In thousands, except per share data and percents)
                                   (Unaudited)


                                                     Three Months Ended
                                                        September 30,
                                                  ------------------------
                                                     1999          1998
                                                  ----------    ----------

OPERATING DATA, BEFORE RESTRUCTURING CHARGES*:

Operating income                                  $    8,391    $    6,125
Income                                                 1,512         2,531
EBITDA                                                15,540        11,132
Depreciation & amortization expense                    6,721         4,873
Percent to net sales
   Gross profit                                         20.7%         20.8%
   Selling, general and administrative expenses         14.0%         14.7%
   Operating income                                      6.7%          6.1%
   EBITDA                                               12.5%         11.2%
Earnings per share, assuming dilution             $      .17 $         .31

* Before restructuring charges of $16.6 million ($14.1 million net of tax) in fiscal 2000.




                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (In thousands)

                                                September 30,     June 30,
                                                    1999            1999
                                                  --------        --------
                                                 (Unaudited)
ASSETS:
    Cash and cash equivalents                     $  7,070        $  5,068
    Other current assets                           128,595         135,190
    Property, plant and equipment, net             163,730         173,085
    Other assets                                   194,817         210,503
                                                  --------        --------

TOTAL ASSETS                                      $494,212        $523,846
                                                  ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
    Current liabilities, excluding current debt     72,188          73,292
    Total debt                                     259,543         275,879
    Other long-term liabilities                     38,997          38,142
    Shareholders'equity                            123,484         136,533
                                                  --------        --------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $494,212        $523,846
                                                  ========        ========